As filed with the Securities and Exchange Commission on October 26, 2012

Registration No. 33-90986

Registration No. 333-2242

Registration No. 333-03535

Registration No. 333-36823

Registration No. 333-36829

Registration No. 333-87863

Registration No. 333-108496

Registration No. 333-118769

Registration No. 333-160388

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 33-90986

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-2242

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-03535

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-36823

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-36829

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-87863

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-108496

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-118769

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-160388

UNDER

THE SECURITIES ACT OF 1933

BRIGHTPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	35-1778566
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7635 Interactive Way, Suite 200 Indianapolis, Indiana	46278
(Address of Principal Executive Offices)	(Zip Code)

1994 Stock Option Plan, as amended

Non-Employee Director Stock Option Plan

Brightpoint, Inc. 401(k) Plan

1996 Stock Option Plan, as amended

1999 Brightpoint, Inc. Employee Stock Purchase Plan

Brightpoint, Inc. Independent Director Stock Compensation Plan

Brightpoint, Inc. 2004 Long-Term Incentive Plan

(Full title of plans)

Vincent Donargo

7635 Interactive Way, Suite 200

Indianapolis, Indiana 46278

(Name and address of agent for service)

(317) 707-2355

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following registration statements of Brightpoint, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 33-90986, which was filed with the Securities and Exchange Commission (the “SEC”) on April 7, 1995;

•	Registration Statement No. 333-2242, which was filed with the SEC on March 12, 1996;

•	Registration Statement No. 333-03535, which was filed with the SEC on May 10, 1996;

•	Registration Statement No. 333-36823, which was filed with the SEC on September 30, 1997;

•	Registration Statement No. 333-36829, which was filed with the SEC on September 30, 1997;

•

Registration Statement No. 333-87863, which was filed with the SEC on September 27, 1999, as amended by Post-Effective Amendment No. 1 thereto, which was filed with the SEC on February 4, 2000, and as further amended by Post-Effective Amendment No. 2 thereto, which was filed with the SEC on June 25, 2004;

•	Registration Statement No. 333-108496, which was filed with the SEC on September 4, 2003, as amended by Post-Effective Amendment No. 1 thereto, which was filed with the SEC on June 25, 2004;

•	Registration Statement No. 333-118769, which was filed with the SEC on September 2, 2004; and

•	Registration Statement No. 333-160388, which was filed with the SEC on July 1, 2009.

On October 15, 2012, the Company announced that Ingram Micro Inc., a Delaware corporation (“Ingram”), completed the acquisition of the Company. Pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of June 29, 2012 (the “Merger Agreement”), by and among the Company, Ingram and Beacon Sub, Inc., an Indiana corporation (“Merger Sub”), Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Ingram.

As a result of the Merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) was converted into the right to receive $9.00 in cash (the “Merger Consideration”), excluding treasury shares and shares held by Ingram or Merger Sub. Additionally, each restricted stock unit, restricted stock award and restricted share of Company common stock granted under any Company stock plan and outstanding immediately prior to the Effective Time was converted into the right to receive the Merger Consideration.

As a result of the Merger, the Company has terminated any and all offerings of securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on October 26, 2012.

BRIGHTPOINT, INC.

By:	/s/ VINCENT DONARGO
Name:	Vincent Donargo
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities indicated on October 26, 2012.

Signature	Title

/s/ J. Mark Howell	President, Americas (Principal Executive Officer)
J. Mark Howell

/s/ Vincent Donargo	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
Vincent Donargo

/s/ Robert L. Colin	Senior Vice President, Corporate Controller, Chief Accounting Officer (Principal Accounting Officer)
Robert L. Colin

/s/ William D. Humes	Director
William D. Humes

/s/ Erik Smolders	Director
Erik Smolders